EXHIBIT 5
Richard E. Putnam
1500 Woodmen Tower
Omaha, Nebraska 68102-2068
Tel: 402.344.0500
Fax: 402.344.0588
Direct: 402.636.8285
rputnam@bairdholm.com
www.bairdholm.com
February 28, 2007
Professional Veterinary Products, Ltd.
10077 South 134th Street
Omaha, Nebraska 68138

RE:	Registration Statement on Form S-1 500 shares of Common Stock
Ladies and Gentlemen:
     We have acted as legal counsel to Professional Veterinary Products, Ltd, a Nebraska corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-1 (as such Registration Statement may be amended from time-to-time, the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, on November 28, 2006, for the registration of 500 shares of common stock (the “Common Stock”). We are opining herein only as to the validity of the Common Stock under the corporate laws of the State of Nebraska, including the statutory provisions and all applicable provisions of the Nebraska Constitution and the reported judicial cases interpreting those laws currently in effect, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.
     In so acting as counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Articles of Incorporation, as amended, and its Bylaws, as amended. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and other instruments, and of certificates or comparable documents of public officials and of officers and representatives of the Company and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.
     In rendering the opinion expressed below, we also have assumed, with your permission and without independent verification: (a) that the signatures of person signing all documents in connection with which this opinion is rendered are genuine and authorized; (b) that all documents submitted to us as originals or duplicate originals are authentic; and (c) that all documents submitted to us as copies, whether certified or not, conform to authentic original documents.

Professional Veterinary Products, Ltd.
February 28, 2007

     Based upon the foregoing and subject to the assumptions, qualifications, and limitations set forth herein, it is our opinion that:
1. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Nebraska.
2. The Common Stock has been duly authorized and upon issuance, delivery, and payment in the manner contemplated by the Registration Statement, the Common Stock will be legally issued, fully paid and non-assessable.
     The opinions expressed herein are given as of the date hereof and are expressly limited to the matters stated. We are delivering this opinion to the Company solely to satisfy the requirement of the Securities and Exchange Commission set forth in Item 601(a) and Item 601(b)(5)(i) of Regulation S-K under the Securities Act, as amended, and no person (other than the Company and investors in this offering) may rely on this opinion without our prior written consent.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations thereunder.

Very truly yours, BAIRD HOLM LLP
By:	/s/ Richard E. Putnam
Richard E. Putnam, Attorney